As Filed with the Securities and Exchange Commission on October 26, 2001

Registration No. 333 — _____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FRISBY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	62-1411534

(State or other jurisdiction	(I.R.S. Employer

of incorporation or organization)	Identification No.)

3195 Centre Park Boulevard
Winston-Salem, North Carolina 27107
(336) 784-7754

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory S. Frisby
Chairman and Chief Executive Officer
Frisby Technologies, Inc.
3195 Centre Park Boulevard
Winston-Salem, North Carolina 27107
(336) 784-7754

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Douglas A. Mays
Womble Carlyle Sandridge & Rice, PLLC
3300 One First Union Center
Charlotte, North Carolina 28202
(704) 331-4977

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [  ] ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [  ]  ____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

Calculation of Registration Fee

		Proposed maximum	Proposed maximum
Title of each class of	Amount	offering	aggregate	Amount of
securities to be registered	to be registered	price per unit (1)	offering price (1)	registration fee

Common Stock, $0.001 par value	2,495,125 shares	$1.44	$3,592,980	$898.25

(1)	Estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices per share for the Registrant’s Common Stock as reported on the Nasdaq SmallCap Market on October 24, 2001 in accordance with Rule 457 under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED October 26, 2001
The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

2,495,125 Shares

Common Stock

     This prospectus is part of a registration statement that covers 2,495,125 shares of our common stock. These shares may be offered and sold from time to time by certain of our stockholders. We will not receive any of the proceeds from the sale of the common stock. We will bear the costs relating to the registration of the common stock, which we estimate to be $25,898.25.

     Our common stock is listed on the SmallCap Market of the Nasdaq Stock Market under the symbol “FRIZ,” and on the Boston Stock Exchange under the symbol “FRZ.” On October 24, 2001, the last reported sales price of our common stock as reported on the Nasdaq SmallCap Market was $1.38.

     Investing in the common stock involves certain risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated October __, 2001

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

     The terms the “Company,” “Frisby,” “we,” “our” and “us” refer to Frisby Technologies, Inc. and its subsidiary unless the context suggests otherwise. The term “you” refers to a prospective investor.

FRISBY

     Frisby Technologies, Inc. is a developer and marketer of innovative branded thermal management products for use in a broad range of consumer and industrial products. Our patented, branded products — COMFORTEMP® insulating and cooling materials and Thermasorb® thermal additives — provide thermal management benefits in both hot and cold environments. Our current products are used in such end-products as gloves, boots, athletic footwear, fashion apparel, performance outerwear and home furnishings. In addition, as of the date of this prospectus, we are seeking to identify further applications with potential licensees/customers in the fields of medical devices, temperature-controlled packaging and automotive interiors.

     Our products were initially incorporated in end-use applications in 1997. By careful selection of our initial partners and markets, we have been able to grow our revenues consistently since that time. We believe that by continuing to expand the end-use applications into which our products can be incorporated, we will achieve sales penetration into a wide range of new product categories and industries in addition to increasing sales penetration with our existing licensees and customers. Our intended goal is to achieve a high level of growth in revenues over each of the next several years and to see a significant increase in profit margins on product sales. We intend to expedite our expansion with our successful component branding strategy that, we believe, will make our products “the product of choice” in most thermal management applications.

     We were incorporated in North Carolina in November 1989 and reincorporated in Delaware in March 1998. Our principal executive offices are at 3195 Centre Park Boulevard, Winston-Salem, North Carolina 27107, and our telephone number is (336) 784-7754.

RECENT DEVELOPMENTS

     On September 20, 2001, we sold $250,000 in units in a private placement to three accredited investors at a price of $4.00 per unit. Each unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $6.00. The warrants underlying the units are exercisable for five years from issuance. The investors included Gregory S. Frisby, our Chairman and Chief Executive Officer, and Jeffry D. Frisby, one of our directors. The proceeds of the private placement will be used for general working capital purposes.

     On September 25, 2001, one of the Company’s competitors, Outlast Technologies, Inc. of Boulder, Colorado initiated a lawsuit in United States District Court for the District of Colorado. In its lawsuit, Outlast alleges that Frisby’s COMFORTEMP® nonwoven materials infringe Outlast’s rights under US Patent No. 5,366,801. Outlast has notified the Company that it desires Frisby to cease and desist selling the allegedly infringing nonwoven, and that it intends on seeking a preliminary injunction from the Court in the event the Company does not comply. Based upon the opinion of expert legal counsel prior to the launch of the nonwoven product and other facts, the Company believes that COMFORTEMP® nonwoven does not infringe the cited patent. The Company intends to pursue a vigorous defense of this suit. Further, the Company has received the support of its nonwoven manufacturing partner and co-inventor of Comfortemp® nonwoven, Freudenberg Vliesstoffe KG of Germany, to assist Frisby in all legal and financial aspects of defending against this suit.

THE OFFERING

Common stock offered	2,495,125 shares

Offering price	All or part of the shares offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of the sale.

Risk factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq symbol	FRIZ

RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus, before purchasing shares of our common stock. In addition, please read “Forward-Looking Statements” on page 6 of this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

We are experiencing losses, and we will require additional financing.

     For the years ended December 31, 1999 and 2000, we had net losses of $5,628,306 and $4,821,288, respectively. For the six months ended June 30, 2001, we had a net loss of $2,118,906. At June 30, 2001, we had working capital of $1,062,142 and an accumulated deficit of $17,555,625. We anticipate that we will continue to sustain losses through fiscal 2001 and utilize cash resources principally to pay for the purchase of material, our acquisition of intellectual properties and our anticipated selling, marketing and general administrative expenses.

     We cannot be sure that we will become profitable. We will need to secure additional funding to support our operating plan in fiscal 2002 and beyond. We have no firm commitments for any future funding, and we have no assurance that we will be able to obtain additional capital in the future or that the terms of such funding, if available, will be satisfactory. Additional equity financing may result in substantial dilution to our stockholders, including purchasers of the common stock offered hereby. If we are unable to obtain additional financing, we may be required to delay, scale back or eliminate a portion of our growth strategies, which may materially and adversely affect our business, financial condition and results of operations.

We depend heavily on our intellectual property.

     Our business depends on the continued validity of the patents that we license and the effectiveness of our licenses to such patents. We have no assurance that any steps that we have taken to protect our intellectual property will be adequate to prevent misappropriation, that any patents or copyrights issued to us or our licensors will not be invalidated, circumvented or challenged, or that the rights granted thereunder will provide a competitive advantage. Claims alleging the invalidity of our patents, even if unfounded, may have a material adverse effect on the commercialization of products or technologies based on such rights. We also rely on unpatented proprietary technology, and we cannot be sure that others may not independently develop the same or similar technology or otherwise obtain access to our proprietary technology. In addition, laws of certain countries in which our products are, or may be developed, manufactured or sold, may not provide our products and intellectual property rights with the same degree of protection as the laws of the United States. Furthermore, we cannot be sure that others will not independently develop technologies similar or superior to our technology and obtain patents, trademarks or copyrights thereon. In such event, we may not be able to license such technologies on reasonable terms, or at all. Although we believe that our products and technology do not infringe upon proprietary rights of others, we have no assurance that third parties will not assert infringement claims in the future. Moreover, litigation may be necessary to enforce our rights under licensed patents, copyrights and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation, regardless of the outcome, could result in substantial cost and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations.

     In addition to patent protection, we seek to protect our proprietary information through confidentiality and non-competition agreements with our employees, directors, licensee/customers, strategic partners, consultants, advisors and collaborators. We cannot be assured that such agreements will not be breached, that we will have adequate remedies for any such breach or that our proprietary information will not otherwise become known to, or be independently developed by, our competitors.

     We cannot be assured that our registered or unregistered trademarks do not infringe upon the rights of third parties or that third parties will not assert claims of infringement. The cost to defend such claims or the requirement to change any trademark (which would result in the loss of any goodwill associated with that trademark) could entail significant expense and have a material adverse effect on our business, financial condition and results of operations.

We depend on a limited number of vendors.

     We rely upon four sources of foam: one in the United States, one in Europe and two in the Asian-Pacific region, and we rely upon one strategic partner for nonwovens. If our foam or nonwoven suppliers are not able to meet our demands, we could have trouble satisfying scheduled customer orders as well as under anticipated requests and other potential sales opportunities.

     As of the date of this prospectus, all of our Thermasorb® additives are manufactured to specifications we provide to 3M. We have entered into an arrangement with 3M that provides firm, fixed pricing for all of our anticipated microcapsule production requirements pursuant to which we ensure our continuing access to such production capacity at acceptable terms. This arrangement is expected to be in effect at least until May 2004 unless both parties agree otherwise.

     To date, we have not experienced significant difficulty in connection with the delivery of Thermasorb® additives. However, if for any reason 3M is unable or unwilling to continue to supply microencapsulated materials under the present arrangement, and if we are unable to establish an alternate source or sources of supply under similar terms, then we could experience cost increases, a deterioration of services from our suppliers, or interruptions, delays or a reduction in supply that may cause us to fail to meet delivery schedules to our licensee/customers which in turn may have a material adverse effect on our business.

     We have two principal suppliers in the United States of the core, unencapsulated PCMs required for the manufacture of Thermasorb® additives which are capable of supplying PCMs in sufficient quantities and at competitive prices. Any unanticipated interruption of supply or significant price increases in our core materials would have a material adverse effect on our operations.

Our growth strategy depends upon broad market acceptance.

     Our strategy is to achieve and capitalize upon brand recognition of our thermal management technologies in high visibility markets. Our strategy assumes that our licensee/customers will regard the use of our thermal management technologies in their products as providing enhanced value. Additionally, our strategy is based upon certain assumptions regarding:

•	consumer/customer demand for, and acceptance of our products;

•	the price at which we believe we will be able to sell our products;

•	the timing of introductions of products featuring our thermal products;

•	the size of the thermal management products market (for consumer products and industrial products);

•	our anticipated share of these markets; and

•	the time factors involved in concluding satisfactory license agreements with licensee/customers.

     To date, our products have been sold primarily in the consumer marketplace. We have no assurance that we will be able to increase market acceptance for our products in the consumer marketplace or that we will be able to achieve or maintain market acceptance in the industrial marketplace. Our targeted strategic partner base may not change the established thermal management technologies incorporated in their products and may not make the necessary investment to purchase our products.

We depend on key personnel.

     Our success will continue to depend on the continued services of our executive officers and a limited number of other senior management and technical personnel. Loss of the services of any of these people could have a material adverse effect on our operations. We have an employment agreement with Gregory S. Frisby, our Chairman and Chief Executive Officer, but we do not have employment agreements with any of our other executive officers or key personnel.

We could face product liability exposure.

     The development, testing, manufacturing, marketing and sale of our products involve risks of allegations of product liability. While no product liability claims have been made against us to date, if such claims were made and adverse judgments obtained, whether directly against us or against one of our strategic partners in connection with an end-use product incorporating our products, such claims could have a material adverse effect on our business, financial condition and results of operations. We presently maintain product liability insurance in the amount of $1,000,000 per claim with an annual aggregate limit of $2,000,000. In addition, we presently maintain umbrella product liability insurance coverage in the amount of $9,000,000 per claim with an annual aggregate limit of $9,000,000. We have no assurance that such coverage is, or any new coverage will be, adequate or will continue to be available at an acceptable cost, if at all. A product liability claim, product recall or other claim with respect to uninsured liabilities or in excess of insurance coverage could have a material adverse effect on our business, operating results and financial condition. We may seek to increase our insurance coverage in the future, although we have no assurance that such increased coverage will be available from insurers or, if available, at acceptable terms.

We do not pay dividends.

     We have never declared or paid any cash dividends on our common stock and, as of the date of this prospectus, have no intention to do so in the near future.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the “SEC”). You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and you may obtain copies of these documents from the SEC’s Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

     We have filed a registration statement on Form S-3 with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     The registration statement we have filed with the SEC utilizes the “shelf” registration process. Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading “Incorporation of Certain Documents by Reference.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference’’ the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. The documents we incorporate by reference are:

•	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, as amended by Form 10-KSB/A as filed with the SEC on April 30, 2001;

•	Our Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2001 and June 30, 2001; and

•	The description of our common stock on Form 8-A under the Exchange Act as filed with the SEC on March 31, 1998.

     You may request a copy of these filings, at no cost to you, by writing or telephoning Frisby Technologies, Inc., 3195 Centre Park Boulevard, Winston-Salem, North Carolina 27107 (telephone 336-784-7754).

FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we have incorporated by reference contain forward-looking statements within meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, our growth strategies, anticipated trends in our business, our future results of operations, certain pending litigation and market conditions in our industry. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

•	the need for further development of our products and markets;

•	the development of alternative technology by third parties;

•	the uncertainty of the future economic environment;

•	the uncertainty of market acceptance and demand for our products in the future; and

•	other risk factors set forth under “Risk Factors” in this prospectus.

     In addition, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Frisby, our business or our management, are intended to identify forward-looking statements.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and the documents we have incorporated by reference may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock. We will pay the costs relating to the registration of these shares, which we estimate to be $25,898.25.

SELLING STOCKHOLDERS

     The shares being offered by the selling stockholders were acquired in connection with various private placements. The following table sets forth, for each selling stockholder, the amount of Frisby common stock beneficially owned (including shares issuable upon the exercise of warrants), the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be beneficially owned after completion of this offering (assuming the sale of all shares offered under this prospectus). Except as indicated in the footnotes to this table, none of the selling stockholders has had any position, office or other relationship material to Frisby with Frisby or any of its affiliates within the past three years.

			Shares to be	Percentage
	Shares	Shares	Beneficially Owned	Beneficial Ownership
	Beneficially	Offered	after Completion of	after Completion of
Name	Owned (1)	Hereby	this Offering (1)	this Offering

MUSI Investments S.A. (2)	2,403,827	1,303,827	1,100,000	13.70

AllFirst Company as Custodian For Hogan & Hartson Partners Retirement Plan for the Benefit of Jean S. Moore (3)	450,000	90,000	360,000	4.76

Southern Spear, Inc. (4)	250,000	250,000	0	0

Duncan R. Russell (5)	176,878	75,000	101,878	1.36

Hanes Family Partnership (6)	155,000	155,000	0	0

R. Allen Blake (7)	100,000	100,000	0	0

Schoeller Textil AG (8)	125,000	25,000	100,000	1.35

Jean S. Moore (9)	144,500	10,000	134,500	1.83

Bennett Boskey (10)	120,000	50,000	70,000	*

Sara N. Crowder (10)	54,000	50,000	4,000	*

David A. Hudgins (10)	50,000	50,000	0	0

T. Kevin Toomey (10)	51,000	50,000	1,000	*

Stephen E. Marano (10)	63,500	50,000	13,500	*

Pittsburgh Plastics Manufacturing, Inc. (11)	25,000	25,000	0	0

Thomas E. O’Shea (12)	31,900	25,000	6,900	*

Michael N. McKee (12)	25,000	25,000	0	0

Susan L. Peterson (12)	25,000	25,000	0	0

Earl F. Slick (12)	25,000	25,000	0	0

Thomas D. Douglas III (13)	20,000	20,000	0	0

Womble Carlyle Sandridge and Rice, PLLC (14)	16,298	16,298	0	0

Gregory S. Frisby (15)	2,971,286	50,000	2,921,286	39.45

Jeffry D. Frisby (16)	1,451,643	25,000	1,426,643	19.39

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible securities held by that person that are convertible or exercisable currently or within 60 days of the date hereof are deemed outstanding. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the security holders named in the table have sole voting and investment power with respect to the shares set forth opposite each security holder’s name.

(2)	Includes 687,500 shares issuable upon the exercise of warrants, of which 137,500 shares are offered hereby.

(3)	Includes 225,000 shares issuable upon the exercise of warrants, of which 45,000 shares are offered hereby.

(4)	Includes 125,000 shares issuable upon the exercise of warrants, all of which are offered hereby.

(5)	Includes 37,500 shares issuable upon the exercise of warrants, all of which are offered hereby, and 96,000 shares issuable upon the exercise of stock options. Mr. Russell has served as President and Chief Operating Officer and a member of the Board of Directors of Frisby since June 2000. He had previously served as Vice President of Sales and Marketing of the Company from April 1999 until June 2000 and as Director of Global Brand Strategy from December 1998 until April 1999.

(6)	Includes 77,500 shares issuable upon the exercise of warrants, all of which are offered hereby.

(7)	Includes 50,000 shares issuable upon the exercise of warrants, all of which are offered hereby.

(8)	Includes 62,500 shares issuable upon the exercise of warrants, of which 12,500 shares are offered hereby.

(9)	Includes 25,000 shares issuable upon the exercise of warrants, of which 5,000 shares are offered hereby. Does not include shares held by AllFirst Company as Custodian For Hogan & Hartson Partners Retirement Plan for the Benefit of Jean S. Moore.

(10)	Includes 25,000 shares issuable upon the exercise of warrants, all of which are offered hereby.

(11)	Includes 12,500 shares issuable upon the exercise of warrants, all of which are offered hereby. Pittsburgh Plastics Manufacturing, Inc. is a supplier of gels and gel-based footwear components to the Company as well as a licensed producer and marketer of gels and insoles.

(12)	Includes 12,500 shares issuable upon the exercise of warrants, all of which are offered hereby.

(13)	Includes 10,000 shares issuable upon the exercise of warrants, all of which are offered hereby.

(14)	Includes 6,250 shares issuable upon the exercise of warrants, all of which are offered hereby.

(15)	Includes 25,000 shares issuable upon the exercise of warrants, all of which are offered hereby. Includes 1,426,643 shares of the Company’s Common Stock owned of record by Jeffry D. Frisby with respect to which Gregory S. Frisby has been granted voting rights but no dispositive power pursuant to a Stockholders Agreement between Gregory S. Frisby and Jeffry D. Frisby. Also includes 35,500 shares of Common Stock issuable upon the exercise of stock options and 1,484,143 shares of Common Stock owned of record by Mr. Gregory S. Frisby. Gregory S. Frisby has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in 1989 and is the brother of Jeffry D. Frisby.

(16)	Includes 12,500 shares issuable upon the exercise of warrants, all of which are offered hereby. Includes 1,426,643 shares of the Company’s Common Stock owned of record by Jeffry D. Frisby with respect to which Gregory S. Frisby has been granted voting rights but no dispositive power pursuant to a Stockholders Agreement between Gregory S. Frisby and Jeffry D. Frisby. Jeffry D. Frisby is a director of the Company and the brother of Gregory S. Frisby.

PLAN OF DISTRIBUTION

     Frisby is registering the shares covered by this prospectus for the selling stockholders. As used in this prospectus, “selling stockholders” includes the pledgees, donees, transferees or others who may later hold the selling stockholders’ interests. Frisby will pay the costs and fees of registering the shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

     The selling stockholders may sell the shares on Nasdaq or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their shares through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     When selling the shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers;

•	sell shares short themselves and redeliver such shares to close out their short positions;

•	enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, or the 1933 Act. In addition, the broker-dealers’ commissions, discounts or concession may qualify as underwriters’ compensation under the 1933 Act. If the selling stockholders qualify as “underwriters” they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

     In addition to selling their shares under this prospectus, the selling stockholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the 1933 Act;

•	transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

     No professional underwriter in its capacity as such will be acting for the selling stockholders.

LEGAL MATTERS

     The legality of the shares offered hereby has been passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina.

EXPERTS

     The consolidated financial statements of Frisby Technologies, Inc. appearing in Frisby Technologies, Inc.’s Annual Report (Form 10-KSB) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee.

Amount to Be Paid by
Registrant

SEC registration fee	$898.25

Legal fees and expenses	15,000.00

Accounting fees and expenses	8,000.00

Miscellaneous	2,000.00

Total	$25,898.25

The Registrant intends to pay all expenses of registration, issuance and distribution.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The General Corporation Law of Delaware provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

     The By-Laws of the Registrant provide for indemnification of officers and directors of the Registrant to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of the Registrant, providing such officer’s or director’s acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes the Board to enter into an indemnification agreement with each officer or director. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. The Registrant maintains a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstance.

     In accordance with Delaware law, the Registrant’s Certificate of Incorporation contains provisions eliminating the personal liability of directors, except for breach of a director’s fiduciary duty of loyalty to the Registrant or to its stockholders, acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, and in respect of any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions, neither the Registrant nor stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

ITEM 16. EXHIBITS

     The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K:

Exhibit Number	Description of Exhibit

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 2 to Registration Statement on Form SB-2 dated March 30, 1998)

4.2	Second Amendment to Loan Agreement dated January 15, 2001 between the Company and Bank of America, N.A. (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2000)

4.3	Letter Agreement dated January 12, 2001 between MUSI and the Company and related Convertible Promissory Note (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001)

4.4	Loan Agreement dated May 14, 2001 between MUSI and the Company (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001)

4.5	Convertible Promissory Note of the Company dated May 14, 2001 in the original principal amount of $1,500,000 payable to MUSI (incorporated by reference to Exhibit 4.2 to the Company’s Quarter Report on Form 10-QSB for the quarter ended June 30, 2001)

4.6	Security Agreement dated May 14, 2001 between MUSI and the Company (incorporated by reference to Exhibit 4.3 of the Company’s Quarter Report on Form 10-QSB for the quarter ended June 30, 2001)

5	Opinion of Womble Carlyle Sandridge & Rice, PLLC.

23.1	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (included in the signature page of this registration statement)

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, North Carolina, on October 26, 2001.

FRISBY TECHNOLOGIES, INC.

By:	/s/ Gregory S. Frisby Gregory S. Frisby Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

     Each of the undersigned hereby nominates, constitutes and appoints Gregory S. Frisby and John L. Ruggiero, or either one of them severally, to be his true and lawful attorney-in-fact and to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”), any and all amendments, including post-effective amendments on Form S-3 or other appropriate form, to this registration statement, and any additional registration statement pursuant to Rule 462(b), and generally to do all such things on his behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933 and all requirements of the Commission.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on October 26, 2001.

/s/ Gregory S. Frisby Gregory S. Frisby	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Duncan R. Russell Duncan R. Russell	President and Chief Operating Officer; Director

/s/ John L. Ruggiero John L. Ruggiero	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Jeffry D. Frisby Jeffry D. Frisby	Director

/s/ Pietro A. Motta Pietro A. Motta	Director

/s/ Alexander Rosenzweig Alexander Rosenzweig	Director

/s/ Robert C. Grayson Robert C. Grayson	Director